UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): May 13, 2020

ARCONIC CORPORATION

(Exact name of registrant as specified in its charter)

Delaware	001-39162	84-2745636
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

201 Isabella Street, Suite 400 Pittsburgh, Pennsylvania		15212
(Address of principal executive offices)		(Zip Code)

(412) 992-2500

(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, par value $0.01 per share	ARNC	New York Stock Exchange

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (17 CFR 230.405) or Rule 12b-2 of the Securities Exchange Act of 1934 (17 CFR 240.12b-2).

Emerging growth company  ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 1.01	Entry Into a Material Definitive Agreement.

On May 13, 2020, Arconic Corporation (the “Company”) completed the issuance and sale of $700 million aggregate principal amount of 6.000% First Lien Notes due 2025 (the “Notes”). The offering and sale of the Notes was made through a private placement to qualified institutional buyers in accordance with Rule 144A under the Securities Act of 1933, as amended (the “Securities Act”), and outside the United States to non-U.S. persons in accordance with Regulation S under the Securities Act. The Notes were issued pursuant to the Indenture (as defined below).

On May 13, 2020, in connection with the offering of the Notes, the Company also replaced its cash flow revolver with a new senior secured asset-based credit facility with aggregate commitments of $800 million, pursuant to a credit agreement (the “ABL Credit Agreement”) with a syndicate of lenders named therein and Deutsche Bank AG New York Branch, as administrative agent and collateral agent (the “ABL Administrative Agent”). Availability under the ABL Facility is subject to a borrowing base calculation generally based upon a set percentage of eligible accounts receivable and inventory, less customary reserves.

The Company estimates that the net proceeds from the sale of the Notes are approximately $689,000,000, after deducting discounts and commissions to the initial purchasers and estimated expenses of the offering. The Company used the net proceeds from the offering, together with cash on hand, (i) to prepay in full the $600 million of obligations outstanding under its senior secured first-lien term loan B facility, and (ii) to prepay in full the approximately $500 million of obligations outstanding under its revolving credit facility and terminate in full the commitments thereunder.

Indenture

The Notes were issued pursuant to an Indenture, dated May 13, 2020 (the “Indenture”), among the Company, the guarantors party thereto, U.S. Bank National Association, as trustee (the “Trustee”), U.S. Bank National Association, as notes collateral agent (the “Notes Collateral Agent”), and U.S. Bank National Association, as registrar, paying agent and authenticating agent.

The Notes mature on May 15, 2025. Interest on the Notes accrues at 6.000% per annum and will be paid semi-annually, in arrears, on May 15 and November 15 of each year, commencing on November 15, 2020.

The Notes are unconditionally guaranteed, jointly and severally, by each of the Company’s wholly owned domestic subsidiaries that are guarantors (the “Guarantors”) under the ABL Credit Agreement. Subject to certain limitations, the Notes are secured on a first priority basis by the notes priority collateral (generally consisting of the Company’s and the Guarantors’ equipment, material owned U.S. real property, intellectual property, certain stock, and other tangible and intangible personal property, in each case, subject to certain exceptions) (the “Notes Priority Collateral”) and on a second-priority basis by the ABL priority collateral (generally consisting of substantially all of the accounts receivable, inventory, deposit accounts, securities accounts, commodities accounts and cash assets of the Company and the Guarantors, and the proceeds thereof) (the “ABL Priority Collateral”), subject to the ABL-Notes Intercreditor Agreement (as defined below) and certain permitted liens. The Company and the Guarantors entered into certain collateral agreements concurrently with the effectiveness of the Indenture. Each of the Guarantors will be released from their Note guarantees upon the occurrence of certain events, including the release of such Guarantor from its obligations as Guarantor under the ABL Credit Agreement.

On and after May 15, 2022, the Company may redeem all or a portion of the Notes at the redemption prices (expressed in percentages of principal amount on the redemption date) set forth under the Indenture, plus accrued and unpaid interest, if any, to, but excluding, the date of redemption. At any time prior to such date, the Company may redeem all or a portion of the Notes at the “make-whole” redemption prices set forth under the Indenture. Additionally, at any time prior to May 15, 2022, the Company may, on one or more occasions, redeem up to 40% of the aggregate principal amount of the Notes at a redemption price equal to 106.000% of the principal amount of the Notes to be redeemed, plus accrued and unpaid interest, if any, to, but excluding, the redemption date, with the net cash proceeds of certain equity offerings.

The Indenture limits the Company’s and its restricted subsidiaries’ ability to, among other things, make investments, loans, advances, guarantees and acquisitions; incur or guarantee additional debt and issue certain disqualified equity interests; make certain restricted payments, including a limit on dividends on equity securities or payments to redeem, repurchase or retire equity securities or other indebtedness; dispose of assets; create liens on assets to secure debt; engage in transactions with affiliates; enter into certain restrictive agreements; and consolidate, merge, sell or otherwise dispose of all or substantially all of their assets. These covenants are subject to a number of limitations and exceptions.

Additionally, upon certain events constituting a change of control under the Indenture, the Company will be required to make an offer to repurchase the Notes at a purchase price in cash equal to 101% of the principal amount thereof on the date of purchase, plus accrued and unpaid interest, if any, to, but excluding, the date of purchase.

Further, if the Company or its restricted subsidiaries sell assets, under certain circumstances and subject to certain conditions, the Company will be required to use any excess net proceeds of such sale above $100 million to offer to purchase outstanding Notes at a purchase price in cash in an amount equal to 100% of the principal amount thereof, plus accrued and unpaid interest, if any, to, but excluding, the date fixed for the closing of such offer, in accordance with the procedures set forth in the Indenture or the agreements governing such first priority obligations or other second priority obligations.

The Indenture also provides for customary events of default, which may cause the principal of, premium, if any, interest and any other monetary obligations on all the then outstanding Notes to become, or to be declared, due and payable. Events of default (subject in certain cases to customary grace and cure periods) include, among others, default in payment of principal or premium on the Notes, default for 30 days or more in the payment of interest on the Notes, failure to perform or comply with certain obligations, covenants or agreements contained in the Indenture or the Notes, default under certain other indebtedness, failure to pay certain final judgments, failure of certain guarantees to be enforceable, certain events of bankruptcy or insolvency and failure of certain security interests to be valid, subject to certain limitations and exceptions.

The foregoing description of the Indenture set forth under this Item 1.01 does not purport to be complete and is subject to, and qualified in its entirety by reference to, the full text of the Indenture which is attached hereto as Exhibit 4.1 and is incorporated herein by reference.

ABL Credit Agreement

On May 13, 2020, in connection with the offering of the Notes, the Company entered into the ABL Credit Agreement. The ABL Credit Agreement includes an accordion feature allowing the Company to request one or more increases to the revolving commitments in an aggregate principal amount of up to $350 million. Availability under the ABL Credit Agreement is subject to a borrowing base calculation generally based upon a set percentage of eligible accounts receivable and inventory, less customary reserves (provided that for a period ending on the earlier of (a) the date of receipt by the administrative agent of the initial inventory appraisal and field examination and (b) 90 days following the date of entry into the ABL Credit Agreement, the borrowing base will be deemed to be equal to $500 million).

The ABL Credit Agreement will mature on May 13, 2025, subject to certain extension rights in the discretion of each lender.

All obligations under the ABL Credit Agreement are unconditionally guaranteed, jointly and severally, by substantially all of the direct and indirect wholly-owned material subsidiaries of the Company that are organized under the laws of the United States, any state thereof or the District of Columbia, subject to certain exceptions. The Company and the Guarantors entered into a guarantee under the ABL Credit Agreement concurrently with the effectiveness of the ABL Credit Agreement. Subject to certain limitations, the ABL Credit Facility is secured on a first priority basis by the ABL Priority Collateral and on a second-priority basis by the Notes Priority Collateral. The Company and the Guarantors entered into certain collateral agreements concurrently with the effectiveness of the ABL Credit Agreement.

The ABL Credit Agreement is subject to an interest rate for U.S. dollar borrowings, at the Company’s option, of either (a) base rate (“ABR”) determined by reference to the highest of (1) Deutsche Bank AG New York Branch’s “prime rate”, (2) the greater of the federal funds effective rate and the overnight bank funding rate, plus 0.5% and (3) the one month adjusted LIBO Rate, plus 1% per annum or (b) an adjusted LIBO Rate (which shall not be less than 0.75% per annum) (“LIBOR”). The applicable margin for the ABL Credit Agreement through June 30, 2021 is expected to be (a) 2.25% for LIBOR loans and (b) 1.25% for ABR loans. Thereafter, the applicable margin for the ABL Credit Agreement varies from 1.75% per annum to 2.25% per annum (for LIBOR loans) and 0.75% to 1.25% per annum (for ABR loans) based on the average daily excess availability (as defined under the ABL Credit Agreement). Accordingly, the interest rates for the ABL Credit Agreement fluctuate based on changes in the ABR, LIBOR or future changes in the average daily excess availability. In addition to paying interest on outstanding borrowings under the ABL Credit Agreement, the Company is required to pay a quarterly commitment fee based on the unused portion of the ABL Credit Agreement, which will be determined based on the Company’s average daily utilization and will range from 0.25% to 0.375% per annum.

The ABL Credit Agreement includes voluntary prepayment provisions, which allow the Company to voluntarily prepay borrowings thereunder without premium or penalty, subject to customary “breakage” costs with respect to LIBOR based loans. The ABL Credit Agreement also permits the Company to reduce the commitments thereunder, in whole or in part, subject to certain minimum amounts and increments. In addition, the ABL Credit Agreement requires mandatory prepayments of borrowings and/or cash collateralization of outstanding letters of credit in the event that usage of the ABL Credit Agreement exceeds availability.

The ABL Credit Agreement contains certain representations and warranties (subject to certain agreed qualifications), including, among others, legal existence, organization and powers, authorization and enforceability, governmental approvals, absence of conflicts, financial statements, no material adverse change, litigation and environmental matters, compliance with laws, anti-corruption laws and sanctions, investment company status, margin regulations, payment of taxes, insurance, solvency as of the closing date, accuracy of disclosure as of the closing date, and security interests in Collateral.

The ABL Credit Agreement contains certain affirmative and negative covenants customary for financings of this type that, among other things, limit the Company’s and its subsidiaries’ ability to incur additional indebtedness or liens, to dispose of assets, to make certain fundamental changes, to enter into restrictive agreements, to make certain investments, loans, advances, guarantees and acquisitions, to prepay certain indebtedness and to pay dividends, to make other distributions or redemptions/repurchases, in respect of the Company’s and its subsidiaries’ equity interests, to engage in transactions with affiliates and to amend certain material documents. In addition, the ABL Credit Agreement contains a financial maintenance covenant applicable to any fiscal quarter in which the excess availability is less than the greater of (a) 10% of the lesser of (x) the aggregate amount of the commitments under the ABL Credit Agreement and (y) the borrowing base and (b) $50 million. In such circumstances, until such time as excess availability shall have exceeded such threshold for at least 30 consecutive days, the Company would be required to maintain a fixed charge coverage ratio of not less than 1.00 to 1.00. The ABL Credit Agreement also requires the Company and its subsidiaries to maintain substantially all of their cash in accounts that are subject to the control of the agent, which control becomes applicable when (a) an event of default under the facility occurs and is continuing until the first day thereafter on which no event of default shall exist or (b) excess availability is less than the greater of (i) 12.5% of the lesser of (x) the aggregate amount of the commitments under the ABL Credit Agreement and (y) the borrowing base or (ii) $62.5 million for five consecutive business days until the first day thereafter on which excess availability shall have exceeded such threshold for at least 30 consecutive days.

The ABL Credit Agreement contains customary events of default, including with respect to a failure to make payments thereunder, cross-default and cross-acceleration, certain bankruptcy and insolvency events and customary change of control events.

The foregoing description of the ABL Credit Agreement does not purport to be complete and is subject to, and qualified in its entirety by reference to, the full text of the ABL Credit Agreement, which is attached hereto as Exhibit 10.1 and is incorporated herein by reference.

Item 1.02	Termination of a Material Definitive Agreement

On May 13, 2020, the Company prepaid in full the obligations outstanding under its term loan B facility (the “Term Loan”) and prepaid in full the obligations outstanding under its revolving credit facility (the “Credit Facility”) and terminated in full the commitments under the credit agreement among the Company, the designated borrowers from time to time party thereto, the lenders and issuing banks party thereto, and JPMorgan Chase Bank, N.A., as administrative agent, dated as of March 25, 2020.

Item 2.03	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information set forth under Item 1.01 above is incorporated into this Item 2.03 by reference.

Item 8.01	Other Events.

On May 13, 2020, the Company issued a press release announcing the closing of the issuance and sale of the Notes and the entry into the ABL Credit Agreement. A copy of the press release is attached hereto as Exhibit 99.1 and is incorporated herein by reference.

Item 9.01	Financial Statements and Exhibits.

(d) Exhibits

Exhibit No.	Exhibit

4.1	Indenture, dated May 13, 2020, among Arconic Corporation, the guarantors party thereto, U.S. Bank National Association, as trustee, notes collateral agent, registrar, paying agent and authenticating agent (including Form of Note due 2025)

10.1	ABL Credit Agreement, dated May 13, 2020, among Arconic Corporation, a syndicate of lenders named therein and Deutsche Bank AG New York Branch, as administrative agent and collateral agent

99.1	Press Release of Arconic Corporation, issued May 13, 2020

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: May 13, 2020

ARCONIC CORPORATION

By:	/s/ Erick R. Asmussen
Name:	Erick R. Asmussen
Title:	Executive Vice President and Chief Financial Officer